EXECUTION COPY





                             ASSET PURCHASE AGREEMENT
                                     BETWEEN
                          BRANDYWINE COMPUTER GROUP, INC.
                                       AND
                     COMPUTER NETWORK TECHNOLOGY CORPORATION
                            Dated as of April 23, 2004



ARTICLE 1 DEFINITIONS AND USAGE	1
Section 1.1	Definitions	1
Section 1.2	Usage	7
ARTICLE 2 SALE OF ASSETS	8
Section 2.1	Covenants of Sale and Purchase of Acquired Assets	8
Section 2.2	Excluded Assets	10
Section 2.3	Liabilities	10
Section 2.4	Consents of Third Parties	12
Section 2.5	Purchase Price	12
ARTICLE 3 CLOSING, ITEMS TO BE DELIVERED,  FURTHER ASSURANCES, AND
CLOSING DATE	14
Section 3.1	Closing	14
Section 3.2	Conveyance and Delivery by Seller	14
Section 3.3	Delivery by Buyer	15
Section 3.4	Mutual Performanc	16
Section 3.5	Further Assurances	16
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER	16
Section 4.1	Organization	16
Section 4.2	Enforceability; Authority; No Conflict	17
Section 4.3	No Third Party Agreements	17
Section 4.4	Financial Statements; No Material Adverse Change; No
Undisclosed Liabilities	17
Section 4.5	Ordinary Course of Business	18
Section 4.6	Assets	18
Section 4.7	Contracts; No Defaults.	18
Section 4.8	Litigation and Claims	19
Section 4.9	Compliance with Applicable Law	20
Section 4.10	Taxes		20
Section 4.11	Intellectual Property.	21
Section 4.12	Environment, Health, and Safety.	22
Section 4.13	Relationships.	22
Section 4.14	Employee Benefits.	23
Section 4.15	Employees.	25
Section 4.16	Labor Relations; Compliance.	26
Section 4.17	Accounts Receivable	27
Section 4.18	Insurance	27
Section 4.19	Brokers	27
Section 4.20	Disclosure	28
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER	28
Section 5.1	Organization	28
Section 5.2	Authority	28
Section 5.3	Consents and Approvals; No Violations	28
Section 5.4	Brokers	28
Section 5.5	Disclosure.	28
ARTICLE 6 ADDITIONAL AGREEMENTS	29
Section 6.1	Non-Competition, Non-Solicitation, and Non-
Disparagement Covenants.	29
Section 6.2	Remedy for Breach of Covenants	29
Section 6.3	Successor Rights	30
Section 6.4	Transition Services Agreement	30
Section 6.5	Operating Agreement	30
Section 6.6	Confidentiality.	30
Section 6.7	Enforcement of Employment and/or Independent
Contractor Agreements	30
Section 6.8	Post-Closing Payment of Liabilities; Bulk Sales Laws.	31
Section 6.9	Reports and Returns	31
Section 6.10	Client and other Business Relationships	31
Section 6.11	Audit; Cooperation	31
Section 6.12	Use of Name	32
Section 6.13	Allocation of Purchase Price for Tax Purposes	32
Section 6.14	Lease	32
Section 6.15	Employees	32
Section 6.16	Litigation	32
ARTICLE 7 CONDITIONS	33
Section 7.1	Conditions to Each Party's Obligation	33
Section 7.2	Conditions to Obligations of Buyer	33
Section 7.3	Conditions to Obligation of Seller	34
ARTICLE 8 INDEMNIFICATION	34
Section 8.1	Survival of Representations, Warranties, Indemnities
and Covenants.	34
Section 8.2	Indemnification Provisions for the Benefit of Buyer.	35
Section 8.3	Indemnification Provisions for the Benefit of Seller	35
Section 8.4	Maximum Indemnification Obligation	36
Section 8.5	Matters Involving Third Parties.	36
Section 8.6	Right to Setoff	37
ARTICLE 9 MISCELLANEOUS	38
Section 9.1	Notices	38
Section 9.2	Counterparts	39
Section 9.3	Expenses.	39
Section 9.4	Entire Agreement	39
Section 9.5	Jurisdiction; Service of Process; Waiver of Jury
Trial	39
Section 9.6	Assignment.	39
Section 9.7	Headings	39
Section 9.8	Severability	39
Section 9.9	Attorneys' Fees and Costs	40
Section 9.10	Governing Law	40
Section 9.11	Amendment; Waiver	40

                           ASSET PURCHASE AGREEMENT


	This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 23, 2004, is made and entered into by and between BRANDYWINE COMPUTER GROUP, INC., a Delaware corporation ("Buyer"), and COMPUTER NETWORK TECHNOLOGY CORPORATION, a Minnesota corporation ("Seller").

BACKGROUND

	WHEREAS, the Buyer is engaged in the business of providing enterprise resource planning ("ERP"), customer relationship management and supply chain management solutions, including PeopleSoft ERP Professional Services and Microsoft Business Solutions Services (as defined on the Microsoft website, but excluding Microsoft Outlook and Exchange services) (the "Competing Businesses");

       WHEREAS, the Seller is primarily engaged in the business of providing comprehensive storage networking solutions, products, and services;

	WHEREAS, the Seller acquired INRANGE Technologies Corporation ("INRANGE") in May 2003; INRANGE is primarily engaged in the business of designing and manufacturing switching and networking products for storage and data networks;

       WHEREAS, as a result of the INRANGE acquisition, the Seller is engaged in an ancillary business of providing PeopleSoft ERP Professional Services and e-business Professional Services performed primarily by staff located at 11611 N. Meridian, Suite 800 Carmel, IN, 46032 and out of the offices of the Seller in Cincinnati, Ohio (the "Purchased Business"); and

	WHEREAS, subject to the provisions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the assets used primarily in or related primarily to the operation of the Purchased Business.

	THEREFORE, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS AND USAGE

       Section 1.1	Definitions.  For purposes of this Agreement, the following
terms and variations thereof have the meanings specified or referred to in this Section 1.1:

	"Affiliate" shall mean with respect to a particular Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such particular Person. For purposes of this definition, (a) "control" (including "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act;

	"Bulk Sales Laws" shall mean the bulk-transfer provisions of the Uniform Commercial Code (or any similar Legal Requirements).

	"Business Day" shall mean any day other than (a) Saturday or Sunday or
(b) any other day on which banks in the State of New York are permitted or required to be closed.

	"Buyer Indemnified Parties" shall mean Buyer and its officers, directors, and Affiliates.

	"Buyer's Documents" shall mean this Agreement and the other agreements, documents and instruments required to be delivered by Buyer in connection with the Contemplated Transactions.

	"Closing" shall mean the consummation of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities.

	"Code" shall mean the Internal Revenue Code of 1986, as amended.

	"Confidential Information" shall mean any and all of the following information that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by any Person or its Representatives (collectively, a "Disclosing Party") to another Person or its representatives (collectively, a "Receiving Party"): (A) all information that is a trade secret under applicable trade secret or other applicable Legal Requirements;
(B) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (C) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and (D) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

	"Consent" shall mean any approval, consent, ratification, waiver or other authorization.

	"Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement.

	"Contract" shall mean any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

       "Employee Benefit Plan" shall mean any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement, (c) qualified defined benefit retirement plan or arrangement (including any multiemployer plan), or (d) employee welfare benefit plan or material fringe benefit plan or program.

	"Encumbrance" shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

	"Environmental, Health and Safety Liabilities" shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental, Health, and Safety Laws, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental, Health, and Safety Laws; (c) financial responsibility under any Environmental, Health, and Safety Laws for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental, Health, and Safety Laws (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental, Health, and Safety Laws.

	The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA).

	"Environmental, Health, and Safety Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other applicable Legal Requirements (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including applicable Legal Requirements relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

	"Extremely Hazardous Substance" shall mean as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

	"GAAP" shall mean, at any particular time, accounting principles generally accepted in the United States of America, consistently applied on a going concern basis and, with respect to interim financial statements, subject to normal year-end adjustments.

	"Governmental Authorization" shall mean any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

	"Governmental Body" shall mean any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

	"Hazardous Materials" shall mean any "toxic substance" as defined in 15 U.S.C. ?? 2601 et seq. on the date hereof, including materials designated on the date hereof as "hazardous substances" under 42 U.S.C. ?? 9601 et seq. or other applicable Legal Requirements, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

	"Intellectual Property" and "Intellectual Property Assets" shall mean
(a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and Confidential Information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all registered domain names, website content, website related software, and all other Internet related tools and applications, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

	"Key Leaders" shall mean Robert Wise, Kevin Teder, Robert Vickers, Katherine Witsken-Unland and James Moore.

	"Knowledge" shall mean (a) an individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or reasonably should be aware after conducting a reasonably comprehensive inquiry as to such fact or matter; and (b) a Person other than an individual shall be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, who has at any time in the twelve (12) months prior to the Closing Date served, as an executive officer (or in any similar capacity) of such Person has, or at any time had, Knowledge of such fact or other matter.

	"Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

	"Liability" shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

	"Material Adverse Change" shall mean material adverse change in the business, operations, prospects, assets, liabilities, results of operations or condition (financial or other) of the Purchased Business.

	"Order" shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

	"Pending" shall mean formal written notice, such as a complaint or similar instrument, has been served regarding a Proceeding so as to put a party on actual notice of the existence of the Proceeding, regardless of whether such formal notice complies with applicable Legal Requirements.

	"Permits" shall mean permits, franchises, licenses, variances, exemptions, orders and approvals of all third parties necessary for the conduct of a Person's business.

	"Person" shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

	"Proprietary Rights Agreement" means any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between an individual employee and any Person;

	"Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

	"Record" shall mean information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

	"Securities Act" shall mean the Securities Act of 1933, as amended.

	"Seller Indemnified Parties" shall mean Seller and its officers, directors, and Affiliates.

	"Seller's Documents" shall mean this Agreement and the other agreements, documents and instruments required to be delivered by Seller in connection with the Contemplated Transactions.

	"Software" shall mean all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

	"Tangible Personal Property" shall mean all tangible personal property and interests therein, including all machinery, equipment, furniture and furnishings, tools, office equipment, computer hardware and Software, office supplies, materials, and other items of tangible personal property of every kind owned by Seller that is exclusively or primarily used, held for use or intended to be used in the operation or conduct of the Purchased Business (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or Seller or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, unless part of the Excluded Assets.

	"Tax" shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

	"Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

	"Third Party" shall mean a Person that is not a party to this Agreement.

	"Third-Party Claim" shall mean any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

	"Transferred Employees" shall mean the employees of the Seller listed in Schedule 3.

	"UFTA" shall mean the Uniform Fraudulent Transfer Act.

       Section 1.2	Usage.

              (a)	Interpretation.  In this Agreement, unless a clear contrary
intention appears:  (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii)
reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal
Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii)
"including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (viii) "or"
is used in the inclusive sense of "and/or"; (ix) with respect to the determination of any period of time, "from" means "from and including" and
"to" means "to but excluding"; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

              (b)	Accounting Terms and Determinations.  Unless otherwise
specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

              (c)	Joint Efforts.  This Agreement is the result of the joint
efforts and negotiations of the parties hereto, with each party being represented, or having the opportunity to be represented, by legal counsel of its own choice, and no singular party is the author or drafter of the provisions hereof. Each of the parties assumes joint responsibility for the form and composition of this Agreement and each party agrees that this Agreement shall be interpreted as though each of the parties participated equally in the composition of this Agreement and each and every provision and part hereof. The parties agree that the rule of judicial interpretation to the effect that any ambiguity or uncertainty contained in an agreement is to be construed against the party that drafted the agreement shall not be applied in the event of any disagreement or dispute arising out of this Agreement.

ARTICLE 2
SALE OF ASSETS

       Section 2.1	Covenants of Sale and Purchase of Acquired Assets.  Upon
the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller in exchange for the consideration described in Section 2.5, free and clear of any Encumbrance, all of Seller's right, title and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, which are used primarily in or related to the operation of the Purchased Business, including the following (but excluding the Excluded Assets) (collectively, the "Acquired Assets"):

              (a)	Tangible Personal Property.  All Tangible Personal Property
used primarily in or related primarily to the operation of the Purchased
Business, including those items described in Schedule 2.1(a) hereto;

              (b)	Intangible Property.  All of the intangible rights and
property of Seller used primarily in or related primarily to the operation of the Purchased Business, including the name "INRANGE Consulting", and the right to conduct the business of the Purchased Business under such name, the right to use the name "INRANGE Consulting" and any variations or derivatives thereof for an internet domain name (other than "INRANGE" (standing alone), "INRANGE Technologies" or "INRANGE Professional Services") the Intellectual Property Assets, the going concern value, and goodwill;

              (c)	Seller Contracts.  (1) All Contracts of Seller related
primarily to the Purchased Business (a) under which such Seller has or may acquire any rights or benefits; (b) under which the Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the Acquired Assets is or may become bound ("Seller Contracts"), unless part of the Excluded Assets and/or the Retained Liabilities (as defined below) and
(2) all outstanding offers or solicitations made by or to Seller to enter into any Seller Contract related primarily to the Purchased Business. For the sake of clarity, the Seller Contracts shall include rights in contracts originated by Seller in its Cincinnati location and performed by Indianapolis based staff of the Purchased Business;

              (d)	Accounts Receivable.  All (a) trade accounts receivable and
other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing and other receivables, in each case, arising primarily out of the operation of the Purchased Business, except for those accounts receivable set forth on Schedule 2.2(d) (the accounts listed in items (a), (b) and (c), collectively, "Accounts Receivable");

              (e)	Franchises, Licenses and Permits.  All franchises,
licenses, certificates, and Permits from third parties, including, but not limited to, Governmental Authorizations and all pending applications therefor or renewals thereof, used primarily in or related primarily to the operation of the Purchased Business, in each case to the extent transferable to Buyer;

              (f)	Business Information and Records.  All financial books,
data and Records (whether on paper, computer storage media or any other form) used primarily in or related primarily to the operation of the Purchased Business, including customer lists, customer Records and information, customer prospects, sales plans, business plans, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, purchase and sales Records, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, stationary, marketing and promotional materials, studies, reports, correspondence and other similar documents and Records and copies of all personnel Records;

              (g)	Insurance Benefits.  All insurance benefits, including
rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

              (h)	Claims Against Third Parties.  All claims of Seller against
any Third Party relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

              (i)	Leased Property.  The leased property set forth on Exhibit
2.1(i);

              (j)	Other Assets.  All other tangible and intangible assets of
Seller used primarily in or related primarily to the operation of the Purchased Business, whether or not carried at value or listed on the books and Records of Seller, and whether or not in the possession of Seller or others.

	Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets unless Buyer expressly assumes that Liability pursuant to Section 2.3(a).

       Section 2.2	Excluded Assets.  Notwithstanding anything to the contrary
contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:

              (a)	all cash and cash equivalents on hand in banks,
certificates of deposit, money market certificates, commercial paper and securities;

              (b)	all claims for refund of Taxes and other governmental
charges of whatever nature relating to a tax period or event occurring prior to the Closing Date;

              (c)	all rights in connection with and assets of any Employee
Benefit Plan;

              (d)	the accounts receivable set forth on Schedule 2.2(d); and

              (e)	all rights, claims and causes of action related to the
Excluded Assets and Retained Liabilities.

       Section 2.3	Liabilities.

              (a)	Assumed Liabilities.  On the Closing Date, Buyer shall
assume and agree to discharge only (i) the Accrued Vacation and Severance Pay listed on Schedule 2.3(a) hereto ("Accrued Vacation and Severance Pay"), and
(ii) the Liabilities arising on or after the Closing Date under the Seller Contracts included in the Acquired Assets, other than any Liability of Seller arising out of or relating to a breach of any such Seller Contract that occurred prior to the Closing Date (the "Assumed Liabilities").

              (b)	Retained Liabilities.  Except for the Assumed Liabilities
specifically assumed under Section 2.3(a), Buyer does not assume any liabilities, obligations and commitments of Seller or its Affiliates that have been created, or have arisen, or arise out of any event occurring prior to the Closing, all of which shall be retained and paid, performed and discharged when due by Seller, and Buyer does not assume any other liability or obligation of Seller or its Affiliates of whatever nature, whether presently in existence or arising hereafter (collectively, the "Retained Liabilities"). For greater certainty, Retained Liabilities shall mean every Liability of Seller other than the Assumed Liabilities, including, without limitation:

                      (i)	any Liability to Seller's customers incurred by
Seller prior to the Closing Date;

                      (ii)	any Liability under any Contract not assumed by
Buyer under Section 2.1(c);

                      (iii)	any Liability under any Seller Contract assumed by
Buyer pursuant to Section 2.1(c) that arises after the Closing Date but that arises out of or relates to any breach that occurred prior to the Closing
Date;

                      (iv)	any Liability for Taxes, including (A) any Taxes
arising as a result of Seller's operation of its business or ownership of the Acquired Assets prior to the Closing Date, (B) any Taxes for which Seller may be held liable that shall arise as a result of the Contemplated Transactions, and (C) any deferred Taxes of any nature;

                      (v)	any Liability arising primarily out of or relating
primarily to an Excluded Asset;

                      (vi)	any Environmental, Health and Safety Liabilities
arising out of or relating to the operation of the Purchased Business or Seller's leasing, ownership or operation of real property;

                      (vii)	any Liability under any Employee Benefit Plans or
relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's employees or former employees or both, except for Accrued Severance and Vacation Pay;

                      (viii)	any Liability under any employment, severance,
retention or termination agreement with any employee of Seller or any of their Related Persons except for Accrued Severance and Vacation Pay;

                      (ix)	any Liability arising out of or relating to any
employee grievance arising with respect to Seller prior to the Closing Date, whether or not the affected employees are subsequently hired by Buyer;

                      (x)	any Liability of Seller arising out of any
Proceeding that is Pending as of the Closing Date, including, but not limited to, any Proceeding initiated by Joe Huffine against Seller or any Affiliates thereof or any Proceeding initiated by Rodney Brown against Seller, Robert Wise, Kevin Teder or any Affiliate thereof;

                      (xi)	any Liability arising out of any Proceeding
commenced after the Closing Date and arising out of or relating to any occurrence or event happening prior to the Closing Date;

                      (xii)	any Liability arising out of or resulting from
Seller's compliance or noncompliance with any Legal Requirement or any Order of any Governmental Entity; and

                      (xiii)	any Liability of Seller based upon Seller's acts,
errors or omissions occurring on or prior to the Closing Date.

       Section 2.4	Consents of Third Parties.  Notwithstanding anything in
this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, Buyer under such asset. If any transfer or assignment by Seller to, or any assumption by
Buyer of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or
assumption shall be made subject to such consent being obtained.   To the
extent any assigned Contract may not be assigned to Buyer by reason of the absence of any such consent, Buyer shall not be required to assume any Assumed Liabilities arising under such assigned Contract. If any such consent is not obtained prior to the Closing, Seller and Buyer shall cooperate in any lawful and reasonable arrangement reasonably proposed by Buyer under which Buyer shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement (offset by any related Liabilities which otherwise would have been assumed). Such arrangement may include (i) the subcontracting, sublicensing or subleasing to Buyer of any and all rights of Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights.

       Section 2.5	Purchase Price.

              (a)	The consideration for the Acquired Assets shall be the
assumption of the Assumed Liabilities, plus an amount (the "Purchase Price") equal to the Down Payment Amount, the Year One Payment, the Leader Retention Payments, the Installment Payments and the Contingent Payment (each as defined below).

              (b)	The Purchase Price shall be paid to Seller as follows:

                      (i)	A payment of $300,000 (the "Down Payment Amount"),
shall be paid to Seller at the Closing;

                      (ii)	A payment of $300,000 (the "Year One Payment")
shall be paid to Seller within sixty (60) Business Days of the first anniversary of the Closing Date;

                      (iii)	A payment of $40,000 for each of the five Key
Leaders (each a "Leader Retention Payment") shall be paid to Seller within sixty(60) Business Days of the first anniversary of the Closing Date. Seller shall forthwith pay a Leader Retention Payment to each Key Leader employed by Buyer on the date of the Leader Retention Payments and shall be entitled to retain those payments for each Key Leader no longer employed by Buyer on that date if such Key Leader has terminated his or her employment with Buyer other than for Good Reason, death or without Cause (as "Good Reason" and "Cause" are defined in the respective Employment Agreement);

                      (iv)	An installment payment of $400,000 (each, an
"Installment Payment") shall be paid to Seller within sixty (60) Business Days of each of the second, third and fourth anniversaries of the Closing Date (the aggregate amount of which is equal to $1,200,000); and

                      (v)	A contingent payment as per the terms set out in
Schedule 2.5(v) hereto ("Contingent Payment").

              (c)	No portion of the Purchase Price shall bear interest.

              (d)	Purchase Price Adjustment.

                      (i)	Within 100 days after the Closing Date, with
the cooperation and support of the Seller, Buyer shall cause to be prepared an unaudited balance sheet for the Purchased Business as of the Closing Date (the "Closing Balance Sheet"). Buyer shall deliver the Closing Balance Sheet to the Seller, together with an initial calculation of the actual net assets of the Purchased Business.

                      (ii)	The Seller shall have 30 days after the receipt
of the Closing Balance Sheet to review and to provide written notice of its acceptance of, or disagreement with, such statements. In case of disagreement, the Seller shall deliver to Buyer within such 30-day period restated Financial Statements of the Purchased Business as of the Closing
Date (the "Seller Closing Balance Sheet"), together with a statement setting forth in reasonable detail, the revised net assets. If no such notice is sent within such 30-day period, then the Buyer's calculation of the net assets shall constitute the "Final Net Assets".

                      (iii)	Unless Buyer objects in writing within 15 days
after receipt of the Seller Closing Balance Sheet referred to above to the completeness or accuracy of such statements, such Seller Closing Balance
Sheet shall constitute the "Final Closing Balance Sheet" and the revised net assets shall constitute the "Final Net Assets". In the event Buyer makes such objection within such 15-day period, the Seller and Buyer each agree to use their best efforts to resolve the dispute. In the event such dispute is not resolved within 20 days following a notice of objection, Buyer or the Seller may elect to have the dispute resolved by Deloitte & Touche. Seller and Buyer hereby agree that the results of such independent accounting firm shall be conclusive and binding on each of them and the financial statements and purchase price adjustment as approved by such firm shall constitute the "Final Closing Balance Sheet" and the "Final Net Assets".

                      (iv)	If the Final Net Assets is equal to $1,000,000,
then there shall be no re-payment from the Seller to Buyer and the Buyer shall not be required to pay any additional cash in respect of Purchase Price to the Seller. If the Final Net Assets is less than $1,000,000 then Seller shall pay to Buyer an amount equal to such difference, by wire transfer of immediately available funds within five Business Days. If the Final Net
Assets is greater than $1,000,000 then Buyer shall pay to the Seller an amount equal to such excess, by wire transfer of immediately available funds within five Business Days.

                      (v)	Buyer agrees that if the valuation of any accounts
receivable are reduced through either write-off or reserve in the determination of Final Net Assets, Seller reserves the right to collect on those accounts and retain any collections in excess of the final valuation.
Seller also reserves the right to collect on accounts retained by Seller and listed in Schedule 2.2(d), regardless of any write-off or reserve.

              (e)	Events of Acceleration.  During the Installment Payment
Period, in the event of the bankruptcy or insolvency of Buyer or Buyer making an assignment for the benefit of its creditors, the Contingent Consideration shall be deemed to equal $2,000,000, and all payments contemplated by this Agreement shall be immediately due and payable.

ARTICLE 3
CLOSING, ITEMS TO BE DELIVERED,
FURTHER ASSURANCES, AND CLOSING DATE

       Section 3.1	Closing.  The Closing shall take place at the office
of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, PA 19103-6996 fax: (215) 988-2757 at 9 a.m., local time, on the date that is no later than the third Business Day following satisfaction or waiver of all of the conditions to Closing set forth in Article 7, or at such other time, place and date as Buyer and Seller mutually agree. The date upon which the Closing actually occurs is referred to as the "Closing Date."

       Section 3.2	Conveyance and Delivery by Seller.  On the Closing
Date, Seller shall surrender and deliver possession of the Acquired Assets to Buyer and take such steps as may be required to put Buyer in actual possession and operating control of the Acquired Assets, and in addition shall deliver to Buyer such bills of sale and assignments and other good and sufficient instruments and documents of conveyance, in form reasonably satisfactory to Buyer, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title, and interest in and to the Acquired Assets free and clear of any Encumbrance or restriction of any kind.

Without limiting the generality of the foregoing, at the Closing, Seller shall deliver to Buyer:

              (a)	the Bill of Sale, substantially in the form of Exhibit A
hereto, duly executed by Seller (the "Bill of Sale");

              (b)	the Employment Agreements, substantially in the form of
Exhibit B-1 hereto, duly executed by each of Kevin Teder and Robert Wise
(each, an "Employment Agreement") and the offer letter substantially in the form of Exhibit B-2 duly executed by Robert Vickers, Katherine Witsken-Unland and James Moore (each, an "Offer Letter");

              (c)	the General Assignment and Assumption Agreement related to
the assigned Seller Contracts, Permits, Government Authorizations and other Acquired Assets, substantially in the form of Exhibit C hereto, duly executed by Seller (the "General Assignment and Assumption Agreement");

              (d)	the Trademark Assignment related to the assigned
Intellectual Property Assets, substantially in the form of Exhibit D hereto, duly executed by Seller (the "Trademark Assignment");

              (e)	such other good and sufficient instruments of conveyance
and transfer (collectively the "Other Instruments" and together with the Bill of Sale, the General Assignment and Assumption Agreement, the Trademark Assignment, the "Instruments of Assignment");

              (f)	the Transition Services Agreement; substantially in the
form of Exhibit E hereto, duly executed by Seller (the "Transition Services Agreement");

              (g)	the Operating Agreement; substantially in the form of
Exhibit F hereto, duly executed by Seller (the "Operating Agreement");

              (h)	executed copies of any Consents; and

              (i)	a certificate, dated the Closing Date, executed by the
Secretary of Seller, certifying as to (a) Seller's certificate of incorporation, (b) Seller's by-laws, (c) resolutions with respect to the transactions contemplated by this Agreement adopted by Seller's board of directors and attached to such certificate, and (d) incumbency and signatures of the persons who have executed this Agreement and any other documents, certificates and agreements to be executed and delivered at the Closing pursuant to this Agreement on behalf of Seller.

              (j)	Seller's unaudited balance sheet as of December 31, 2003
and December 31, 2002, and related statements of income for the years ending December 31, 2003 and 2002, and statement of accounts receivable as of April
21, 2004 for the Purchased Business, in each case prepared in accordance with GAAP and to the approval of Buyer and Deloitte & Touche.

       Section 3.3	Delivery by Buyer.  On the Closing Date, Buyer shall
deliver to Seller:

              (a)	An amount equal to the Down Payment Amount, by wire
transfer of immediately available funds to the account specified in writing to Buyer prior to the Closing Date;

              (b)	the Bill of Sale, substantially in the form of Exhibit A
hereto, duly executed by Buyer;

              (c)	the Undertaking, whereby Buyer shall assume and agree to
perform, pay or discharge the Assumed Liabilities, substantially in the form of Exhibit G hereto, duly executed by Buyer (the "Undertaking");

              (d)	the General Assignment and Assumption Agreement related to
the assigned Seller Contracts, Permits and other Acquired Assets, substantially in the form of Exhibit C hereto, duly executed by Buyer;

              (e)	such other instruments or agreements (collectively the
"Instruments of Assumption") as are necessary to evidence Buyer's assumption of and agreement to pay and discharge the Assumed Liabilities;

              (f)	the Transition Services Agreement, substantially in the
form of Exhibit E hereto, duly executed by Buyer; and

              (g)	the Operating Agreement; substantially in the form of
Exhibit F hereto, duly executed by Buyer.

       Section 3.4	Mutual Performance.  At the Closing, the parties shall also
deliver to each other the agreements and other documents referred to in
Article 6.

       Section 3.5	Further Assurances.  From time to time after the Closing,
at Buyer's request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets. Each of the parties hereto shall cooperate with the others and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

	Seller represents and warrants to Buyer as follows:

       Section 4.1	Organization.  Seller is a corporation duly organized,
validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate the Acquired
Assets and to carry on the Purchased Business as now being conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Purchased Business requires it to be so qualified.

       Section 4.2	Enforceability; Authority; No Conflict.

              (a)	Seller has the absolute and unrestricted right, power and
authority to execute and deliver this Agreement and each of the Seller's Documents and to perform all the transactions contemplated hereby and thereby and such action has been duly authorized by all necessary action by Seller's board of directors. This Agreement constitutes, and when duly executed at the Closing, each of the Seller's Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

              (b)	Neither the execution and delivery of this Agreement nor
the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) conflict with or result in a violation of or default under (A) any provision of the articles or certificate of incorporation or bylaws or other organizational documents of Seller, (B) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, applicable to the Purchased Business or the Assigned Assets, (ii) give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, the Purchased Business or any of the Acquired Assets, may be subject; (iii) contravene, conflict with or result in a default or violation of any of the terms or requirements of, or give any Third Party or Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or Governmental Authorization that is held by Seller that relates to the Purchased Business or the Acquired Assets; (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax; (v) conflict with or result in a violation of or default under any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any of the Seller Contracts included in the Acquired Assets; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets; or

              (c)	Except as set forth in Schedule 4.2(c), Seller is not
required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

       Section 4.3	No Third Party Agreements.  There are no existing
agreements, options, commitments, or rights with, of or to any Person (including to any Transferred Employees) to acquire the Purchased Business or any of the Acquired Assets or any interest therein.

       Section 4.4	Financial Statements; No Material Adverse Change; No
Undisclosed Liabilities.

              (a)	Schedule 4.4(a) sets forth true and complete copies of the
unaudited balance sheet, and related statements of income, statement of changes in shareholders equity and statements of cash flows as of December
31, 2003 and for the year ending December 31, 2002 (collectively, the "Financial Statements"). All of such Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods involved.
The Financial Statements fairly present in all respects the assets, and liabilities (whether accrued, absolute, contingent or otherwise) and the results of operations of the Purchased Business as of the dates and for the periods indicated. Seller's financial books and Records pertaining to the Purchased Business are accurate and complete in all material respects.

              (b)	Since January 1, 2004, (i) Seller has conducted the
business of the Purchased Business only in the ordinary course and (ii) there has not been any Material Adverse Change, and no event has occurred or circumstance exists that are likely to result in such a Material Adverse Change on the Purchased Business or the current relationships with customers, employees, suppliers, distributors, advertisers, subscribers of the Purchased Business.

              (c)	All of Seller's accounts payable arising primarily out of
the operation of the Purchased Business are current and reflected properly on its books and Records, and shall be paid in a timely manner in accordance with their terms at their recorded amounts.

              (d)	Seller has in place appropriate financial controls and
procedures and has complied with such procedures in all material respects, and has not received a notification or other communication from any accountants, independent auditors or other consultants challenging the adequacy or requesting modification of such financial controls and procedures. Such controls and procedures (i) are sufficient to ensure that all material information is included in the Financial Statements and otherwise known to management, and (ii) contain no deficiencies in the design or operation of such controls and procedures which could materially adversely affect Seller's ability to record, process, summarize and report financial and other relevant information.

       Section 4.5	Ordinary Course of Business.  Since December 31, 2003, the
Purchased Business has been operated in the ordinary course of business, consistent with past practice, and Seller has taken no unusual actions with respect to the Purchased Business, except with the consent of Buyer and as contemplated by this Agreement.

       Section 4.6	Assets.  Seller owns and holds, free and clear of any
Encumbrance, restriction or third-party interest of any kind whatsoever (including insurance company payables), sole and exclusive right, title and interest in and to the Acquired Assets.

       Section 4.7	Contracts; No Defaults.

              (a)	Schedule 4.7(a) contains an accurate and complete list, and
Seller has delivered to Buyer accurate and complete copies, of each contract to which Seller is a party executed since January 1, 2002 or under which
Seller remains obligated and which arise primarily out of or relate primarily to the Purchased Business, including, without limitation, the following:

                      (i)	Each Seller Contract that involves performance of
services by Seller of an amount or value in excess of $10,000.00;

                      (ii)	Each Seller Contract that involves performance of
services or delivery of goods or materials to Seller of an amount or value in excess of $10,000.00;

                      (iii)	Each Seller Contract that was not entered into in
 the ordinary course of business and that involves expenditures or receipts of Seller in excess of $10,000.00;

                      (iv)	Each Seller Contract that cannot be canceled by
Seller (or any successor thereto) without penalty or premium on no more than thirty (30) days' notice;

                      (v)	Each Seller Contract that relates to the future
purchase of goods or services in excess of the requirements of the Purchased Business at current levels or for normal operating purposes;

                      (vi)	Each Seller Contract containing covenants that in
any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

                      (vii)	Each Seller Contract otherwise materially
affects the Purchased Business or the Acquired Assets; and

                      (viii)	Each amendment, supplement and modification
(whether oral or written) in respect of any of the foregoing.

              (b)	Except as set forth in Schedule 4.7(b), each Seller
Contract identified or required to be identified in Schedule 4.7(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

              (c)	Except as set forth in Schedule 4.7(c), no Seller Contract
identified or required to be identified in Schedule 4.7(a) and which is to be assigned to or assumed by Buyer under this Agreement will terminate or are subject to modification by reason of this Agreement and Seller has not received notice, of any potential termination or modification of such Seller Contracts.

       Section 4.8	Litigation and Claims.  Except as disclosed in
Schedule 4.8, there is no Proceeding Pending or, to the Knowledge of Seller, threatened against Seller, pertaining to the operation of the Purchased Business or any of the Acquired Assets or Assumed Liabilities and no circumstances exist that could reasonably form a basis for such a Proceeding to be initiated or threatened. Seller is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would cause a Material Adverse Change on either the Purchased Business or the Acquired Assets or would prevent Seller from consummating the Contemplated Transactions. No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Seller, or petition to appoint a receiver or trustee of the Seller, has been filed by or against Seller, nor shall Seller file such a petition prior to the Closing Date or for one hundred (100) days thereafter, and if such petition is filed by others, the same shall be promptly discharged. Seller has not made any assignment for the benefit of creditors or admitted in writing insolvency or that its property at fair valuation shall not be sufficient to pay its debts, nor shall Seller permit any judgment, execution, attachment or levy against it or its properties to remain outstanding or unsatisfied for more than ten
(10) days. Seller shall not become "insolvent", as defined in the UFTA, as a result of consummating the Contemplated Transactions, nor shall any of the Contemplated Transactions constitute a transfer fraudulent as to Seller's present or future creditors under the UFTA.

       Section 4.9	Compliance with Applicable Law.  The Purchased
Business is in compliance with all Laws and Orders of any Governmental Authority applicable to the Purchased Business or the Acquired Assets. Seller hold all Permits and Governmental Authorizations, and is in material compliance with the terms thereof, requisite in connection with the conduct of the Purchased Business, as conducted as of the date hereof.

       Section 4.10	Taxes.

              (a)	Filing of Returns.  There have been properly completed and
filed on a timely basis and in correct form all Tax Returns required to be filed on or prior to the date hereof with respect to the Purchased Business.
As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Purchased Business or any other information required to be shown thereon. An extension of time within which to file any Tax
Return with respect to the Purchased Business which has not been filed has not been requested or granted.

              (b)	Payment of Taxes.  With respect to all amounts in respect
of Taxes imposed over with respect to the Purchased Business or for which the Seller is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods (or portions thereof) ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Seller to taxing authorities or others on or before the date hereof have been paid.

              (c)	Liens.  There are no liens for Taxes (other than for
current Taxes not yet due and payable) upon the Acquired Assets.

              (d)	Safe Harbor Lease Property.  None of the Acquired Assets is
property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section
168(f)(8) of the Code.

              (e)	Security for Tax Exempt Obligations.  None of the Acquired
Assets directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code.

              (f)	Tax Exempt Use Property.  None of the Acquired Assets is
"tax-exempt use property" within the meaning of section 168(h) of the Code.

              (g)	Foreign Person.  The Seller is not a person other than a
United States person within the meaning of the Code.

              (h)	No Withholding.  The transactions contemplated herein are
not subject to the tax withholding provisions of Code section 3406, or of subchapter A of Chapter 3 of the Code or of any other provision of law.

       Section 4.11	Intellectual Property.

              (a)	Except as set forth on Schedule 4.11, Seller has no trade
name, service mark, patent, copyright, trademark or other Intellectual
Property, whether or not registered, related to the Purchased Business.

              (b)	The term "Intellectual Property Assets" as it relates to
the Acquired Assets and the Purchased Business includes the name "INRANGE Consulting", and all related fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, but does not include the name "INRANGE" standing alone.

              (c)	Seller has the right to use the Intellectual Property
Assets listed in Schedule 4.11, and except as otherwise set forth therein, such Intellectual Property Assets, and will be on the Closing Date, except as listed on Schedule 4.11 free and clear of all royalty obligations and Encumbrances. There are no Proceedings Pending, or to the Knowledge of Seller, threatened, asserting that the Company's use of any of the Intellectual Property Assets listed on Schedule 4.11 infringes the rights of any Person. Seller has no Knowledge of any use of any of the Intellectual Property constituting an infringement thereof.

              (d)	To the best of Seller's Knowledge, all employees and
consultants of Seller who have worked on or contributed to the development of the Purchased Business's Intellectual Property Assets have effectively conveyed to Seller all rights such employees or consultants may have had in such Intellectual Property.

              (e)	The current Software applications used by Seller
exclusively in the operation of the Purchased Business are set forth and described on Schedule 4.11 hereto ("Seller's Software"). Seller's Software, to the extent it is licensed from any third party licensor or it constitutes "off the shelf" Software, is held by Seller under valid, binding and enforceable licenses and is fully transferable to Buyer without any Third Party Consent. All of Seller's computer hardware used in the Purchased Business has validly licensed software installed therein. Seller has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered Seller's Software.

       Section 4.12	Environment, Health, and Safety.

              (a)	Except for violations which would not cause a Material
Adverse Change to the Purchased Business: (i) Seller and its predecessors and Affiliates have complied with all Environmental, Health, and Safety Laws, and no Proceeding has been filed, commenced or, to the Knowledge of Seller, threatened against Seller alleging any failure so to comply, and (ii) Seller and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in, all Environmental, Health, and Safety Laws.

              (b)	All properties and equipment used in the Purchased Business
by Seller and its predecessors and Affiliates have been free of asbestos, polychlorinated biphenyls (PCBs), methylene chloride, trichloroethylene, 1,2-
trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous
Substances.

       Section 4.13	Relationships.

              (a)	Seller has no knowledge of any present or future conditions
or state of facts or circumstances which would materially adversely affect the Purchased Business or the Acquired Assets before and after the Closing
Date.

              (b)	The customer list as set forth in Schedule 4.13(b) is a
complete list of all current customers of Seller relating to the Purchased Business as of March 31, 2004.

              (c)	The customer list as set forth in Schedule 4.13(c) lists
the 10 most important customers of the Purchased Business as a percentage of revenues for fiscal year 2003.

              (d)	Seller's relationships with the Purchased Business's
customers, clients and vendors are satisfactory, and Seller has no knowledge of any facts or circumstances, including a change of control in the ownership of the Purchased Business, that might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships and the Purchased Business.

              (e)	Except as disclosed in Schedule 4.13(e), Seller has no
knowledge of and has not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of the Purchased Business or any employee or independent contractor significant to the conduct or operation of the Purchased Business. To Seller's Knowledge and except as set forth on
Schedule 4.13(e), there are no currently pending complaints from customers of the Purchased Business which are substantially likely to have a Material Adverse Effect on the Purchased Business, and no customer of the Purchased Business with any pending complaint or claim has threatened to file suit against or refused to pay Seller for products or services sold to a customer in the ordinary course of the business of the Purchased Business.

              (f)	Seller has no knowledge of any present or future condition
or state of facts or circumstances, including a change of control in the ownership of the Purchased Business, that would prevent the Purchased
Business from being carried on after the Closing Date in the same manner as it is presently being carried on.

       Section 4.14	Employee Benefits.

              (a)	Except as described and attached to Schedule 4.14(a),
Seller is not a party to any agreement for the employment, retention or engagement or severance of any officer, employee, agent, advisor or consultant of the Purchased Business. Schedule 4.14(a) contains a correct and complete list of all Employee Benefit Plans maintained by Seller or to which Seller or any ERISA Affiliate (as defined below) contributes. Seller has delivered or made available to Parent, or will deliver as soon as practicable after the Closing, with respect to all such Employee Benefit Plans, complete and correct copies of the following which are in Seller's possession or which are reasonably available to Seller: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the three most recent plan years (including all attachments thereto); the most recent report of the enrolled actuary for any plans requiring actuarial valuation; all trust agreements with respect to the Employee Benefit Plans; plan contracts with service providers or insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; the most recent annual audit and accounting of plan assets for all funded plans; and the most recent Internal Revenue Service ("IRS") determination letter or opinion letter for all plans qualified under Section 401(a) of the Code.

              (b)	Neither Seller nor any ERISA Affiliate participates in or
maintains or has ever maintained or been obligated to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA), and neither Seller nor any ERISA Affiliate has withdrawal liability with respect to any multi-employer plan.

              (c)	Neither Seller nor any ERISA Affiliate maintains or has
ever maintained or been obligated to contribute to an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

              (d)	Seller has made full payment of all amounts it is required,
under applicable law or the terms of each Employee Benefit Plan, to have contributed thereto before the Closing Date for all periods through and including the close of the last plan year ending prior to the Closing Date, or proper accruals for such contributions have been made and are reflected on its balance sheet and books and records.  Seller will pay such contributions to the Employee Benefit Plans for the current plan year prior to the Closing
Date, or, if any such contributions will not be due prior to the Closing
Date, has made adequate provision for reserves therefore.  All such contributions are fully deductible by Seller for purposes of Seller's federal income taxes, and Seller has no actual or potential liability for the 10 percent tax imposed by Section 4972 of the Code.

              (e)	All Taxes, penalties, interest charges and other financial
obligations to federal, state and local governments and to participants or beneficiaries under the Employee Benefit Plans with respect to any period ending on or before the Closing Date have been or will be met in full on or before the Closing Date.

              (f)	All reports, returns, notices and similar documents with
respect to the Employee Benefit Plans required to be filed with any governmental agency or distributed to any benefit Plan participant or beneficiary have been duly and timely filed or distributed.

              (g)	Each Employee Benefit Plan required to be listed on
Schedule 4.14(a_ that is intended to be qualified under Section 401 of the Code is (and from its establishment has been) the subject of a favorable determination letter or opinion letter issued by the IRS, and no such determination letter or opinion letter has been revoked nor, to Seller's knowledge, has revocation been threatened, nor has any Employee Benefit Plan been amended since the date of its most recent determination letter or application therefore in any respect which would adversely affect its qualification or materially increase its cost, and no Employee Benefit Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code. Each trust maintained under any such Employee Benefit Plan is (and from its establishment has been) exempt from federal income tax under Section 501 of the Code.

              (h)	Each Employee Benefit Plan required to be listed on
Schedule 4.14(a) complies, in both form and operation, with the applicable requirements of ERISA, the Code and other applicable law. There are no pending investigations by any governmental agency involving such Employee Benefit Plans, no termination proceedings involving the Employee Benefit Plans, and, to Seller's knowledge, no threatened or pending claims (except for routine claims for benefits), suits or proceedings against any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan which could give rise to any liability nor, to Seller's knowledge are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

              (i)	Neither Seller nor any "party in interest" (as defined in
Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to any Employee Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) for which a statutory, administrative, or regulatory exemption is not available. No Employee Benefit Plan has been (or will be as a result of the transactions contemplated hereby) completely or partially terminated or has been (or will be as a result of the transactions contemplated hereby) subject to a "reportable event" (as defined in Section
4043 of ERISA) or to any event requiring disclosure under Section 4062(e) or 4063(a) of ERISA.

              (j)	Seller is in full compliance with the continuation coverage
requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985,
as amended, and the health insurance obligations (sometimes referred to as
"HIPAA") imposed by Section 9801 of the Code and Part 7 of Subtitle B of
Title I of ERISA.

              (k)	Other than the group health plan continuation coverage
requirements required by applicable law (as described in subsection (m) above), the cost of which is fully paid by the former employee or his or her dependent, Seller does not maintain retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

              (l)	Prior to the Closing Date, Seller will not establish any
new Employee Benefit Plan for the employees of Seller, except with the written consent of Parent, nor will Seller amend or modify any existing
Employee Benefit Plan as to any benefit or in any other way, except with the written consent of Parent.

              (m)	Except as set forth on Schedule 4.14(m), Seller is not a
party to any oral or written agreement with any director, executive, officer or other key employee, the benefits of which are contingent on the terms of which are materially altered or permit termination, upon the occurrence of a transaction of the nature contemplated by this Agreement, and which provides for payments to any such person, or agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transaction contemplated by this Agreement.

              (n)	 As used herein "ERISA" means the Employee Retirement
Income Security Act of 1974, as amended, and any successor law, and regulations and rules issued pursuant thereto. "ERISA Affiliate" means any trust, escrow or other agreement related thereto, that is maintained or contributed to by the Seller or any other corporation or trade or business controlled by, controlling, or under common control with the Seller (within the meaning of section 414 of the Code or section 4001(a)(14) or 4001(b) of ERISA).

       Section 4.15	Employees.

              (a)	Schedule 4.15(a) contains a true and complete list of the
following information for each employee of the Seller working exclusively or primarily for the Purchased Business, including each employee on leave of absence or layoff status:

                      (i)	Employee name

                      (ii)	Job title

                      (iii)	Department (if applicable)

                      (iv)	Indicate Billable/Non Billable

                      (v)	Hourly Rate

                      (vi)	Annual Salary (Current)

                      (vii)	Gross Salary 2003

                      (viii)	Bonus paid 2003

                      (ix)	Hire date

                      (x)	Vacation accrued

                      (xi)	Service credited for purposes of vesting and
eligibility to participate under any Purchased Business's pension, retirement, profit-sharing, option, cash bonus, ownership plan)

                      (xii)	Severance pay

                      (xiii)	Proprietary Right Agreement

                      (xiv)	Social Security Number

                      (xv)	Copies of performance reports

                      (xvi)	All disciplinary records

              (b)	Schedule 4.15(b) contains a correct and complete
description of Seller's performance measurement and compensation policies and procedures as they relate to employees of the Purchased Business in effect as of the Closing Date and for the year prior to the Closing Date.

              (c)	To Seller's knowledge, after due inquiry, no employee of
the Purchased Business is a party to, or is otherwise bound by, any Proprietary Rights Agreement that in any way materially adversely affects or will affect (i) the performance of his duties as a Transferred Employee, or
(ii) the ability of the Purchased Business to conduct its business, including any Proprietary Rights Agreement with the Seller by any such employee. To the Seller's Knowledge, no Key Leader or other employee of the Purchased Business intends to terminate his employment with such Purchased Business as a result of the Contemplated Transactions.

       Section 4.16	Labor Relations; Compliance.

              (a)	Neither the Seller nor the Purchased Business is a party to
any collective bargaining or other labor Contract. There is not presently pending or existing, and to Seller's Knowledge, there is not threatened against or affecting the Purchased Business:

                      (i)	any strike, slowdown, picketing, work stoppage,
 or employee grievance process;

                      (ii)	any Proceeding against or affecting the
Purchased Business relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Purchased Business or its premises; or

                      (iii)	any application for certification of a collective
bargaining agent.

              (b)	To Seller's Knowledge, no event has occurred or
circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Purchased Business, and no such action is contemplated by the Purchased Business. The Seller and the Purchased Business have complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and office closing. Neither the Seller nor the Purchased Business are liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements

       Section 4.17	Accounts Receivable.  Schedule 4.17 contains a true
and complete aging report of all of the Accounts Receivable relating to the Purchased Business as of April 21, 2004. All Accounts Receivable relating to the Purchased Business, except as set forth on Schedule 4.17, represent bona fide claims of Seller (or its predecessors) against debtors for sales, services performed or other charges arising on or before April 21, 2004, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. The Accounts Receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of Seller's business without cost in collection efforts therefor, except as set forth on Schedule 4.17 and except to the extent of the appropriate reserves for bad debts on the Accounts Receivable as set forth in Schedule 4.17.

       Section 4.18	Insurance.  Schedule 4.18 lists all insurance
policies (by policy number, insurer, location or property insured, annual premium, premium payment dates, expiration date and type of coverage) held by Seller relating to the Purchased Business, properties and employees of the Purchased Business, copies of which have been provided to Buyer. All such insurance policies are in full force and effect and in such amounts and provide coverages that are reasonable and customary in light of the business, operations and properties of the Purchased Business.

       Section 4.19	Brokers.  No Person will have, as a result of the
transactions contemplated by this Agreement, any valid right to, interest in or claim upon Seller for any commission, fee or other compensation as a finder or broker because or any act or omission by Seller.

       Section 4.20	Disclosure.  None of the representations and
warranties of Seller set forth in this Agreement or in the attached Schedules, notwithstanding any investigation thereof by Buyer, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

	Buyer represents and warrants to Seller as follows:

       Section 5.1	Organization.  Buyer is a is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as presently conducted.

       Section 5.2	Authority.  Buyer has the absolute and unrestricted right,
power and authority to execute and deliver this Agreement and each of the Buyer's Documents and to perform all the transactions contemplated hereby and thereby and such action has been duly authorized by all necessary action by Buyer's board of directors. This Agreement constitutes, and when duly executed at the Closing, each of the Buyer's Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against Buyer in accordance with its terms.

       Section 5.3	Consents and Approvals; No Violations.  Neither the
execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): conflict with or result in a violation of or default under (i) any provision of the articles or certificate of incorporation or bylaws or other organizational documents of Buyer, (ii) any statute, order, decree, proceeding, rule, or regulation of any court or governmental agency or body, United States or foreign, applicable to Buyer.

       Section 5.4	Brokers.  No Person other than Bayme Capital Group will
have, as a result of the transactions contemplated by this Agreement, any valid right to, interest in or claim upon Buyer for any commission, fee or other compensation as a finder or broker because or any act or omission by Buyer.

       Section 5.5	Disclosure.  None of the representations and warranties of
Buyer set forth in this Agreement, notwithstanding any investigation thereof by Seller, contains any untrue statement of a material fact, or omits the statement of any material fact necessary to render the statements made not misleading.

ARTICLE 6
ADDITIONAL AGREEMENTS

       Section 6.1	Non-Competition, Non-Solicitation, and Non-
Disparagement
Covenants.

              (a)	Non-Compete Covenant.  The Seller agrees that Seller and
any subsidiaries or Affiliates thereof, shall not, during the period commencing on the Closing Date and continuing through each year in which the Installment Payment contemplated by Section 2.5(b)(iv) has been fully paid, if due, for the preceding year (the "Restricted Period"), engage in, or be or become the owner of an equity interest in, or otherwise consult with, be employed by, or participate in a business of, any entity engaged in the business which competes with the Competing Businesses within the United
States (the "Restricted Area") (this covenant is referred to herein as the "Non-Compete Covenant").

              (b)	Non-Solicitation Covenant.  Without limiting the foregoing,
the parties and any subsidiaries or Affiliates thereof, shall not during the two years following the Closing Date, hire any employees of the other party or its Affiliates (the "Non-Solicitation Covenant").

              (c)	Non-Disparagement Covenant.  After the Closing Date,
neither of the parties shall disparage the other party, nor any of the other party's respective shareholders, directors, officers, employees or agents.

              (d)	Voluntary.  The parties acknowledge and agree that the Non-
Compete Covenant and Non-Solicitation Covenant are being entered into voluntarily and for consideration and that, given the nature and geographic scope of the Competing Businesses, the Restricted Period and the Restricted
Area are reasonable in time and space.

              (e)	Notwithstanding anything in this Agreement to the contrary,
the covenants set forth in this Section 6.2 shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants are imperative; but the maximum territory, the actions subject to such covenants, and the period of time in which such covenants are enforceable, respectively, are subject to determination by a final judgment of any court which had jurisdiction over the parties and subject matter.

       Section 6.2	Remedy for Breach of Covenants.  In the event of a breach
of the provisions of Section 6.1, the other party shall be entitled to injunctive relief as well as any other applicable remedies at law or in equity. Should a court of competent jurisdiction declare any of the covenants set forth in Section 6.1 unenforceable due to an unreasonable restriction, duration, geographical area or otherwise, the parties agree that such court shall be empowered and shall grant the party or its Affiliates injunctive relief to the extent reasonably necessary to protect its respective interests. The parties acknowledge that the covenants set forth in Section 6.1 represent an important element of the value of the Acquired
Assets and were a material inducement for them to enter into this Agreement.

       Section 6.3	Successor Rights.  The covenants contained in Section
6.2 shall inure to the benefit of and obligate any acquirer or successor in interest of each party by way of merger, consolidation, sale or other succession. For greater certainty, any sale by Seller of its ERP and e-business professional services located in Cincinnati shall require the express written assumption of these covenants by such Third Party acquirer.

       Section 6.4	Transition Services Agreement.  At the Closing, Buyer
and Seller shall enter into the Transition Services Agreement, substantially in the form of Exhibit E, pursuant to which the Seller shall provide, or cause to be provided, to the Buyer and the Purchased Business certain transition services, as set forth therein for a period of sixty (60) days after the Closing Date.

       Section 6.5	Operating Agreement.  At the Closing, Buyer and
Seller shall enter into the Operating Agreement, substantially in the form of Exhibit F, pursuant to which the Seller or any successor in interest shall operate its Cincinnati business after the Closing Date.

       Section 6.6	Confidentiality.

              (a)	Seller agrees to maintain the terms of this Agreement,
including the consideration payable by Buyer, in strict confidence and shall not disclose such terms to any third party without the prior written consent of Buyer, unless required to do so by applicable Legal Requirements. The provisions of this Section 6.6 shall not be deemed to prevent Seller from disclosing the terms of this Agreement to their accountants, counsel, or other professionals engaged by such party.

              (b)	Buyer and Seller will consult with each other before
issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of NASDAQ. The parties shall issue a joint press release, mutually acceptable to Buyer and Seller, promptly upon execution and delivery of this Agreement.

       Section 6.7	Enforcement of Employment and/or Independent Contractor
Agreements. After the Closing, Seller shall (a) take all reasonable measures to enforce the terms of those non-compete/non-solicitation agreements with its existing employees and/or independent contractors that either have not been or cannot be assigned to Buyer, including pursuing legal and injunctive Proceedings, and (b) cooperate with Buyer in enforcing the terms of those contracts assigned to Buyer and shall join in any legal or injunctive Proceedings instituted by Buyer for such purpose. The parties shall bear the costs and fees of any such Proceedings equally. Nothing in this Section 6.7 shall be deemed or construed to (x) impose any obligation or duty on Buyer to initiate any such Proceeding, which may be initiated by Buyer in its sole discretion, or (y) limit, modify, or otherwise affect Seller's indemnification obligations under Section 8.2.

       Section 6.8	Post-Closing Payment of Liabilities; Bulk Sales Laws.

              (a)	Taxes Resulting from Sale of Assets by Seller.  Seller
shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal
Requirements. Without limiting the generality of the foregoing, Seller shall indemnify Buyer for any unpaid unemployment Taxes, interest and penalties, in accordance with Article 8 (except that such indemnification shall not be subject to the limitations set forth in Section 8.4).

              (b)	Payment of Other Retained Liabilities.  In addition to
payment of Taxes pursuant to Section 6.8, Seller shall pay, or make adequate provision for the payment, in the ordinary course of business all of the Retained Liabilities and other Liabilities of Seller. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments shall impair Buyer's use or enjoyment of the Acquired Assets or conduct of the business previously conducted by Seller with the Acquired Assets, Buyer may, at any time after the Closing Date, give Seller written notice of its intent to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the unpaid Purchase Price in accordance with Section
2.5. If Seller does not object in writing within 5 business days, Buyer shall receive full credit under this Agreement for all payments so made. If Seller does object within 5 business days, and the parties are unable to agree on a resolution, the parties agree to submit the matter to binding arbitration.

              (c)	Waiver of Bulk Sales Laws.  Seller shall comply with any
applicable Bulk Sales Laws in connection with the Contemplated Transactions.

       Section 6.9	Reports and Returns.  Seller shall promptly after the
Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Acquired Assets, to and including the later of the Closing Date or the Closing Date.

       Section 6.10	Client and other Business Relationships.  After the
Closing, Seller shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Purchased Business to be operated by Buyer after the Closing, including relationships with employees, regulatory authorities, licensors, clients, suppliers and others, and Seller shall satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller shall refer to Buyer all inquiries relating to the Purchased Business. Neither Seller nor any of its officers, employees, or agents shall take any action that would tend to diminish the value of the Acquire Assets after the Closing or that would interfere with the Purchased Business.

       Section 6.11	Audit; Cooperation.  Following the Closing, Seller
shall cooperate with Buyer in connection with Buyer's preparation of financial statements, and, if necessary, an audit (the "Audit") of the financial performance of the Purchased Business, for all periods required in connection with Buyer's reporting obligations under the United States securities laws. Such cooperation shall include, but not be limited to, providing full access to the Records of Seller, Seller's personnel, Seller's outside auditors and assisting Buyer in obtaining any required consent of such outside auditors in connection with Buyer's reporting obligations under the United States securities laws.

       Section 6.12	Use of Name.  Following the Closing, Buyer will have
the right to use the words "INRANGE Consulting", as the name of the Purchased Business or as part of its own corporate name or in any other way in connection with the operation of the Purchased Business. Following the Closing, Seller will cease using the words "INRANGE Consulting" or any words confusingly similar thereto in connection with any business or other activities in which it engages. Seller shall not transfer the domain name "www.inrange.com" to a Third Party and shall at all times during the Restricted Period maintain the registration of such domain name so that such domain name is not acquired by a Third Party during a registration lapse. Seller retains the right to the trade name and trademark "INRANGE," and Buyer acquires no rights to use "INRANGE" except as part of "INRANGE Consulting." After the Restricted Period, Seller shall not sell or abandon the domain name or trade name and trademark "INRANGE" without first notifying Buyer of its intention to do so and offering Buyer the opportunity to match any bona fide offer which has been made to Seller for any of the same. Buyer shall have fifteen (15) days to exercise its rights to match any such offer. After this fifteen day period, if Buyer shall not have exercised its rights to match such offer, Seller shall be free to proceed with the proposed sale on the same terms offered to Buyer.

       Section 6.13	Allocation of Purchase Price for Tax Purposes.  Prior
to the date or dates on which the Buyer or the Seller is required to file relevant information with the Internal revenue Service, the Buyer and Seller will agree upon the allocation among the Acquired Assets of the Purchase Price being paid by the Buyer to the Seller under this Agreement which, to the extent applicable, will comply with Section 1060 of the Code. On all Tax Returns reflecting the transactions which are the subject of this Agreement, the Buyer and the Seller will, to the extent permitted by law, allocate the Purchase Price to specific assets in accordance with the agreed upon allocations. The Buyer and the Seller will consult with one another in connection with the respective forms 8594 to be filed by them with the Internal Revenue Service in order that the information contained on such forms will be consistent.

       Section 6.14	Lease.  From the Closing Date, Seller shall sublease
11611 N. Meridian, Suite 800, Carmel, IN to Buyer through June 30, 2004, for $8,000 per month subject to the same terms as are contained in the lease agreement with respect to this property.

       Section 6.15	Employees.  Buyer is not obligated to hire any
employees of Seller, but may interview all employees of Seller in connection with this transaction. Effective immediately before the Closing, Seller will terminate the employment of all Transferred Employees.

       Section 6.16	Litigation.  Buyer will take reasonable measures to
make its employees and the records with respect to the Purchased Assets available to Seller in connection with any Proceeding initiated by Joe Huffine.

ARTICLE 7
CONDITIONS

       Section 7.1	Conditions to Each Party's Obligation.  The
respective obligations of each party to effect the Contemplated Transactions shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

              (a)	Approvals.  All authorizations, consents, orders, or
approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would cause a Material Adverse Change on the Purchased Business or the Acquired Assets after the Closing, shall have been filed, occurred, or been obtained.

              (b)	No Injunctions or Restraints.  No temporary restraining
order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect.

       Section 7.2	Conditions to Obligations of Buyer.  The obligation of
Buyer to effect the Contemplated Transactions is subject to the satisfaction of the following conditions, unless waived by Buyer:

              (a)	Representations and Warranties.  The representations and
warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

              (b)	Performance of Obligations by Seller.  Seller shall have
performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

              (c)	Bill of Sale.  Seller shall have executed and delivered the
Bill of Sale to Buyer;

              (d)	Employment Agreements.  The Seller shall have delivered
executed copies of the Employment Agreements with each of Robert Wise and Kevin Teder, and delivered executed copies of each of the Offer Letters from Robert Vickers, Katherine Witsken-Unland and James Moore;

              (e)	The Transferred Employees shall have accepted employment
with Buyer with such employment to commence as of the employment date;

              (f)	Seller's Secretary's Certificate.  Seller shall have
delivered to Buyer a copy of the Seller's Secretary's Certificate;

              (g)	No Encumbrances.  All Encumbrances on the Acquired Assets
shall have been satisfied and released prior to Closing;

              (h)	Material Consents.  Each of the Consents identified in
Schedule 7.2(h) (the "Material Consents") shall have been obtained and shall be in full force and effect as of the Closing;

              (i)	Material Adverse Changes.  There shall have been no
Material Adverse Change to Seller or the Acquired Assets since January 1,
2004.

       Section 7.3	Conditions to Obligation of Seller.  The obligation of
Seller to effect the Contemplated Transactions are subject to the satisfaction of the following conditions, unless waived by Seller:

              (a)	Representations and Warranties.  The representations and
warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

              (b)	Performance of Obligations by Buyer.  Buyer shall have
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

              (c)	Bill of Sale.  Buyer shall have executed and delivered the
Bill of Sale to Seller.

ARTICLE 8
INDEMNIFICATION

       Section 8.1	Survival of Representations, Warranties, Indemnities
and Covenants.

              (a)	Subject to Section 8.1(b), the representations, warranties
and indemnities set forth in this Agreement shall survive for a period of two
(2) years from the Closing Date. All post-Closing covenants shall survive the Closing for the period(s) specified in this Agreement or, if not specified, for a period of two (2) years following the Closing Date. If a party has received notice of a potential breach of a representation, covenant or warranty, or the occurrence of an otherwise potentially-indemnifiable event under this Agreement within such two (2)-year period, such party may preserve its right to assert a later claim for damages arising from such breach or event by delivering notice of same to the other party within the two (2)-year period. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

              (b)	Notwithstanding anything set forth in Section 8.1(a), all
representations, warranties, covenants and indemnities in connection with any
(i) breach of Sections 4.4, 4.6 or 4.7, 4.12, 4.14 or (iii) Tax Liabilities of Seller (including, without limitation, any Tax Liabilities arising out of the Contemplated Transactions), shall survive indefinitely, subject to applicable statutes of limitation.

       Section 8.2	Indemnification Provisions for the Benefit of Buyer.

              (a)	Subject to Section 8.4, Seller agrees to indemnify and hold
the Buyer Indemnified Parties harmless from and against any claims, assessments, losses, damages, liabilities, deficiencies, judgments, settlements, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties (collectively,
"Damages") asserted against, resulting to, imposed upon, suffered or incurred by any Buyer Indemnified Party resulting from, arising out of, relating to, or caused by (i) the breach of Seller's representations, warranties, obligations or covenants contained herein, or (ii) the operation of the
Purchased Business or ownership of the Acquired Assets by Seller or its predecessors in interest on or prior to the Closing Date, including, without limitation, (A) any Proceedings based on conduct of Seller or its predecessors in interest occurring before the Closing or (B) any Retained
Liabilities.

              (b)	In addition to and without limiting the foregoing, subject
to Section 8.4, Seller agrees, from and after the Closing, to indemnify the
Buyer Indemnified Parties from and against the entirety of any Damages that any of the Buyer Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                      (i)	any Liability or obligation of Seller that is not
assumed hereunder (including, without limitation, any Liability connected with any Proceeding brought by Joe Huffine, Rodney Brown, or Liability of Seller that becomes a Liability of Buyer under any Bulk Sales Laws, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law); or

                      (ii)	any Liability of Seller for Employee Benefits, or
the unpaid Taxes of any Person (including Seller) under United States Treasury Regulation ? 1.1502-6 (or any similar Legal Requirement), as a transferee or successor, by contract, or otherwise.

       Section 8.3	Indemnification Provisions for the Benefit of Seller.
Subject to Section 8.4, Buyer agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any Damages asserted against, resulting to, imposed upon, suffered or incurred by Seller Indemnified Parties resulting from, arising out of, relating to, or caused by (a) the breach of any of Buyer's obligations or covenants contained herein, or (b) the operation of the Purchased Business or ownership of the Acquired Assets by Buyer after the Closing Date (other than the Retained Liabilities), including, without limitation, any Proceedings based on conduct of Buyer occurring after the Closing.

       Section 8.4	Maximum Indemnification Obligation.  Except (a) with
respect to any Tax Liabilities of Seller as set forth in Section 6.8, (b) with respect to any breach by Seller of its covenants under Section 6.1 hereof, or (c) in the event of fraud, the maximum indemnification obligation of any party hereunder shall be limited to the Purchase Price.

       Section 8.5	Matters Involving Third Parties.

              (a)	If any third party shall notify any party (the "Indemnified
Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other party (the "Indemnifying
Party") under this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying
Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) that the Indemnifying Party thereby is prejudiced.

              (b)	The Indemnifying Party shall have the right to defend the
Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen
(15) days after the Indemnified Party has given notice of the Third Party
Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Damages (subject to the limitations of Section 8.4) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek by way of a motion an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; and (vi) there is no conflict (determined in the reasonable judgment of the Indemnified Party) between the positions of the Indemnifying Party and the Indemnified Party in defending such Third Party Claim.

              (c)	So long as the Indemnifying Party is conducting the defense
of the Third Party Claim in accordance with Section 8.5(b) above, (i) the
Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified
Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the
Indemnified Party.

              (d)	If any of the conditions in Section 8.5(b) above is or
becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically (but no more frequently that monthly) for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party shall remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
Article 8.

       Section 8.6	Right to Setoff.
              (a)	Notwithstanding any provision hereof to the contrary, upon
notice to Seller, Buyer shall be entitled to set-off (i) any amounts due to
Buyer from Seller hereunder, whether by reason of overpayment of the Purchase Price or, indemnification under Article 8, or otherwise, against (ii) amounts due from Buyer to the Seller (not any Key Leader or other third party)
hereunder.  Any set-off shall be applied against amounts payable to the
Seller in the chronological order all amounts of every kind payable to the
Seller are due until the set-off is complete. Upon the occurrence of any event or existence of any condition which Buyer reasonably believes will result in a claim for indemnification under Article 8, Buyer may withhold from amounts otherwise due hereunder an amount equal to Buyer's reasonable estimate of the amount of such claim until such time as the actual amount of Buyer's indemnification claim, and right of set-off hereunder, is determined.
              (b)	Notwithstanding any provision hereof to the contrary, upon
notice to Buyer, Seller shall be entitled to set-off (i) any amounts due to
Seller from Buyer hereunder, whether by reason of overpayment of the Purchase Price or, indemnification under Article 8, or otherwise, against (ii) amounts due from Seller to the Buyer (not any Key Leader or other third party)
hereunder.  Any set-off shall be applied against amounts payable to the Buyer in the chronological order all amounts of every kind payable to the Buyer are due until the set-off is complete. Upon the occurrence of any event or existence of any condition which Seller reasonably believes will result in a claim for indemnification under Article 8, Seller may withhold from amounts otherwise due hereunder an amount equal to Seller's reasonable estimate of the amount of such claim until such time as the actual amount of Seller's indemnification claim, and right of set-off hereunder, is determined.
              (c)	Claims for indemnification for which Buyer or Seller, as
the case may be, exercises its right of set-off hereunder shall be promptly submitted to binding arbitration in New York in accordance with the rules and regulations of the American Arbitration Association. The arbitrators will be selected by the American Arbitration Association. The determination of the arbitrator(s) will be conclusive and binding upon the parties, and any determination by the arbitrator(s) of any award may be filed with the clerk of a court of competent jurisdiction as a final adjudication of the claim involved, or application may be made to such court for judicial acceptance of the award and an order of enforcement. Each party will bear its own expenses with respect to such arbitration. Any amount withheld by Buyer or Seller, as the case may be, pursuant to the set-off right under this Section 8.6 that the arbitrator(s) determine was in excess of the amount that the other party was liable under the indemnification claim brought to such arbitration shall be returned forthwith to the other party. The arbitrator may award reasonable attorneys' fees and costs to the prevailing party.

ARTICLE 9
MISCELLANEOUS

       Section 9.1	Notices.  All notices, elections, requests, demands,
and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, or (b) on the fifth (5th) business day after which sent by registered or certified mail, postage prepaid, return receipt requested, or (c) on the date on which transmitted by facsimile generating a receipt evidencing a successful transmission, or (d) on the next business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery, freight prepaid, addressed to the party for whom intended at the address or facsimile number set forth below or such other address or facsimile number, notice of which is given in a manner permitted by this Section 9.1:

If to Buyer:

Brandywine Computer Group, Inc.
5412 Courseview Drive, Suite 122
Mason, Ohio 45040-2323
Attention:  President
	with a copy to:

Drinker, Biddle & Reath, LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA  19103
Attention:  Stephen Burdumy

	And

Zanett, Inc.
135 East 57th Street
15th Floor
New York, NY  10022
Attention:  Pierre-Georges Roy,
	      Chief Legal Officer


If to Seller:

Computer Network Technology Corporation
6000 Nathan Lane
North Minneapolis, MN  55406
Attn: Greg Barnum, Chief Financial Officer with a copy to:

Computer Network Technology Corporation
6000 Nathan Lane
North Minneapolis, MN  55406
Attn:  Polly Nelson, Esquire

       Section 9.2	Counterparts.  This Agreement may be executed in two
or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       Section 9.3	Expenses.  Except as expressly provided otherwise, each
party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

       Section 9.4	Entire Agreement.  This Agreement (including the
documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

       Section 9.5	Jurisdiction; Service of Process; Waiver of Jury
Trial.

              (a)	Each of the parties hereto (a) consents to submit itself to
the personal jurisdiction of any Federal court located in the State of New
York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the
State of  New York.

              (b)	THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY
WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY
PROCEEDING RELATED TO OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH THIS
AGREEMENT OR ANY OTHER AGREEMENT, NOTE OR INSTRUMENT CONTEMPLATED HEREIN.

       Section 9.6	Assignment.  Neither this Agreement nor any of the rights,
interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except in the event of the merger or acquisition of the entire business of a party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

       Section 9.7	Headings.  All paragraph headings herein are inserted
for convenience of reference only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

       Section 9.8	Severability.  In the event that any provision, covenant,
section, subsection, paragraph, or any portion thereof, of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, either in whole or in part, the legality, validity or enforceability of the remaining provisions, covenants, sections, subsections, paragraphs, or portions thereof shall not be affected thereby, and each such provision, covenant, section, subsection, paragraph, or any portion thereof shall remain valid and enforceable to the fullest extent permitted by applicable Legal Requirements.

       Section 9.9	Attorneys' Fees and Costs.  The prevailing party in
any Proceeding brought to enforce the terms of this Agreement shall be entitled to an award of reasonable attorneys' fees and costs incurred in investigating and pursuing such action, both at the trial and appellate levels.

       Section 9.10	Governing Law.  This Agreement and any other
agreements, instruments or other documents contemplated herein shall be interpreted, construed and enforced in accordance with the laws of the State of New York, applied without giving effect to any conflicts of law principles.

       Section 9.11	Amendment; Waiver.  This Agreement may not be
amended, or any provision waived, except by an instrument in writing signed on behalf of each of the parties.


* * * * * * * * * *

(Signature Page Follows)





	IN WITNESS WHEREOF, the parties have signed or caused this Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



BRANDYWINE COMPUTER GROUP, INC.

By:    /s/ Pierre-Georges Roy
Name:  Pierre-Georges Roy
Title: Vice-President and Secretary



COMPUTER NETWORK TECHNOLOGY CORPORATION

By:  /s/ Greg Barnum
Name:  Greg Barnum
Title: Chief Financial Officer



SCHEDULES AND EXHIBITS

SCHEDULES

2.1(a)	"Tangible Personal Property"
2.1(i)	"Leased Property"
2.2(d)	"Excluded Accounts Receivable"
2.3(a)	"Accrued Vacation and Severance Pay"
2.5(b)(v)	"Contingent Payment"
3	"Transferred Employees"
4.2(c)	"Consents"
4.4(a)	"Financial Statements"
4.7(a)	"Contracts"
4.7(b)	"Contracts not in force"
4.7(c) 	"Contracts Terminable"
4.8	"Litigation"
4.11	"Intellectual Property"
4.13(b)	"Current Customers"
4.13(c)	"10 Most Important Customers"
4.13(e)	"Complaints"
4.14(a)	"Employee Benefits Plans"
4.14(m)	"Contingent Benefits"
4.15(a)	"Employees"
4.15(b)	"Compensation Policies"
4.17	"Accounts Receivable
4.18	"Insurance
7.2(h)	"Material Consents"


EXHIBITS

Exhibit A:	Bill of Sale
Exhibit B-1:	Employment Agreement (including a release of all
employment related claims against Buyer)
Exhibit B-2:	Offer Letter
Exhibit C:	General Assignment and Assumption Agreement
Exhibit D:	Trademark Assignment
Exhibit E:	Transition Services Agreement
Exhibit F:	Operating Agreement
Exhibit G:	The Undertaking